Exhibit 10.3

Form of Intercreditor and Subordination Agreement

INTERCREDITOR AND SUBORDINATION AGREEMENT

This INTERCREDITOR AND SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of September 9, 2020, by and among Cookies Retail LLC, a California limited liability company (“Senior Lender”), E2T2, LLC, a Colorado limited liability company (“Borrower”), Diego Pellicer Worldwide, Inc, a Delaware corporation (“DPW”), Colorado Wellness, Inc. (“CWI”), a Colorado corporation, and Royal Asset Management, LLC (“RAM”), a Colorado limited liability company, (DPW, CWI and RAM each referred to herein as a “Subordinate Lender” and collectively as “Subordinate Lenders”). Each of Borrower, Senior Lender, DPW, CWI and RAM may be referred to in this Agreement individually as “Party” or collectively “Parties.”

RECITALS:

WHEREAS, as a condition to closing under that Certain Membership Interest Purchase Agreement, dated September 9, 2020 (the “MIPA”) by and between Blue Bronco, LLC, a Colorado limited liability company (“Blue Bronco”), Borrower, Itachi Capital, Inc., a Colorado Corporation, and Erin Turoff, an individual, and as an inducement for Senior Lender to (i) assume ownership in Blue Bronco, LLC, an affiliate of Borrower, and (ii) become a party to that certain secured Non- Revolving Line of Credit Promissory Note dated September 9, 2020 whereby Borrower may borrow up to Six Hundred Thousand Dollars ($600,000.00) from Senior Lender (as amended, supplemented, or modified from time to time, the “Note”), the Subordinate Debt shall be subordinated to the Senior Debt, as specified herein; and

WHEREAS, the Senior Lender has required the execution and delivery of this Agreement by the Borrower and the Subordinate Lenders in order to set forth the relative rights and priorities of the Senior Lender and Subordinate Lenders under the Senior Documents and the Subordinate Documents.

NOW, THEREFORE, in consideration of the forgoing premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties agree as follows:

ARTICLE I DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1              “Agreement” has the meaning set forth in the introductory paragraph and includes any amendment, modification or restatement of this Agreement.

1.2              “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

1.3              “Blue Bronco” has the meaning set forth in the Recitals to this Agreement and includes any successor or assigns.

1.4                “Borrower” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.5              “CWI” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.6              “Distribution” means, with respect to any indebtedness, obligation or security (a) any payment or distribution of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security or (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by the Borrower.

1.7              “DPW” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.8              “DPW UCC Financing Statement” means that certain UCC Financing Statement filed with the Colorado Secretary of State on April 7, 2020, which lists Borrower as the Debtor and DPW as the Secured Party.

1.9              “Enforcement Action” means (a) to take from or for the account of the Borrower or any guarantor of the Borrower, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Borrower, or such guarantors, with respect to the Subordinate Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Borrower or any guarantor of the Borrower, to (i) enforce payment of or to collect the whole or any part of the Subordinate Debt, (ii) enforce payment of or to collect the whole or any part of any guaranty of the Subordinate Debt, or (iii) commence judicial enforcement of any of the rights and remedies under the Subordinate Debt, or any guaranty or applicable law with respect to the Subordinate Debt, (c) to accelerate the Subordinate Debt, (d) to enforce any guaranty or security agreement securing a guaranty, (e) to exercise any put option or to cause the Borrower to honor any redemption or mandatory prepayment obligation under the Subordinate Debt, (f) to notify account debtors or directly collect accounts receivable or other payment rights from the Borrower or (g) to take any action under the provisions of any state or federal law, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Borrower, or any guarantor.

1.10          “License Agreement” means that certain License Agreement between the Company and Cookies Retail, LLC dated September 9, 2020.

1.11          “License Fee” means the license fee of $75,000 due to Cookies Retail, LLC under the License Agreement.

1.12	“MIPA” has the meaning set forth in the Recitals to this Agreement.

1.13	“Note” has the meaning set forth in the Recitals to this Agreement.

1.14          “Net Profits” means income of the Company, less ordinary and normal business expenses, taxes, overhead, and retained profits for inventory purchases and capital expenditures. For clarity, business expenses for purposes of Net Profits does not include (i) the Senior Debt, the Subordinate Debt or any debt service thereof or (ii) any money paid by Company to Cookies Retail, LLC under the License Agreement.

1.15          “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

1.16          “Paid in Full” or “Payment in Full” means the indefeasible payment in full in cash of all Senior Debt under the Senior Debt Documents.

1.17          “Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person, whether initiated under the Bankruptcy Code or any other similar federal or state statute.

1.18          “RAM” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.19          “Senior Debt” means the obligations, liabilities and indebtedness of every nature of the Borrower, from time to time, of up to Seven Hundred Fifty Thousand Dollars ($750,000.00), owed to the Senior Lender under the Senior Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest accruing thereon (including, without limitation, interest accruing after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim) and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code.

1.20          “Senior Debt Documents” means the Note and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.21          “Senior Lender” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.22          “Subordinate Debt” means all of the obligations, liabilities and indebtedness of the Borrower to the Subordinate Lenders evidenced by or incurred pursuant to the Subordinate Debt Documents.

1.23          “Subordinate Debt Default” means a default in the payment of the Subordinate Debt or in the performance of any term, covenant or condition contained in the Subordinate Debt Documents or any other occurrence permitting Subordinate Lenders to accelerate the payment of, put or cause the redemption of, all or any portion of the Subordinate Debt or any Subordinate Debt Document.

1.24          “Subordinate Debt Documents” means all documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of any amounts due to CWI, DPW or RAM by Borrower, including without limitation (i) the DPW UCC Statement; (ii) that certain promissory note dated July 25, 2019 by and between Borrower and DPW, (iii) that certain promissory note dated November 8, 2019 by and between Borrower and RAM, (iv) that certain second amended and restated seller carry promissory note dated November 8, 2019 by and between Borrower and CWI, (v) that certain secured convertible promissory note dated February 27, 2020 by and between Borrower and DPW and (vi) that certain security agreement dated February 27, 2020 by and between Borrower and DPW.

1.25          “Subordinate Lenders” has the meaning set forth in the introductory paragraph to this Agreement and includes any successor or assigns.

1.26          “U.S. Federal Marijuana Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, manufacturing, production, marketing, commercialization, distribution, transfer sale and/or possession of marijuana or related substances, or products, activities or services containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. Ch. 13, et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and any other U.S. federal law the violation of which is predicated on the violation of any of the foregoing as it applies to the cultivation, harvesting, manufacturing, production, marketing, commercialization, distribution, transfer sale and/or possession of marijuana or related substances, or products, activities or services containing or relating to the same and all orders, decrees, rules and regulations promulgated under any of the foregoing.

ARTICLE II SUBORDINATION AND PRIORITY

2.1	Subordination and Priority of Debts.

(a)                The Borrower and the Subordinate Lenders hereby covenant and agree, and by their acceptance of the Subordinate Debt Documents (whether upon original issue or upon transfer or assignment) likewise covenant and agree, notwithstanding anything to the contrary contained in any of the Subordinate Debt Documents, that, in accordance with this Article II, the payment of any and all of the Subordinate Debt, and amounts due thereunder, subject to Section 2.3(b), shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the Payment in Full of all Senior Debt. Any holder of the Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired the Senior Debt in reliance upon the provisions contained in this Agreement.

(b)               Borrower and the Subordinate Lenders hereby covenant and agree, and by their acceptance of the Subordinate Debt Documents (whether upon original issue or upon transfer or assignment) likewise covenant and agree, notwithstanding anything to the contrary contained in any of the Subordinate Debt Documents, that, in accordance with this Article II, in any Proceeding the payment of any and all of the Subordinate Debt, and amounts due thereunder, shall have the following priority among the Subordinate Lenders: (i) first, to the payment in full of all outstanding Subordinate Debt held by DPW; (ii) second, to the payment in full of all outstanding Subordinate Debt held by CWI; and (iii) third, to the payment in full of all outstanding Subordinate Debt held by RAM. (the “Debt Priority”).

2.2              Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving the Borrower:

(a)    All Senior Debt shall first be Paid in Full before any Distribution, whether in cash, securities or other property, shall be made to the Subordinate Lenders on account of the Subordinate Debt.

(b)   Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinate Debt shall be paid or delivered directly to the Senior Lender (to be applied by the Senior Lender in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Paid in Full. The Subordinate Lenders irrevocably authorize, empower and direct any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such applicable Distributions to the Senior Lender, for the benefit of the Senior Lender, for application to the Senior Debt until Payment in Full of all Senior Debt. The Subordinate Lenders also irrevocably authorize and empower the Senior Lender, in the name of the Subordinate Lender, to demand, sue for, collect and receive any and all such Distributions.

(c)    Subject to Section 2.3(b), after the Senior Debt is Paid in Full, the Subordinate Debt shall be Paid in Full only in the order of the Debt Priority.

(d)   The Subordinate Lenders agree not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt and further agree not to oppose or object to any adequate protection sought by or granted to the Senior Lender with respect to any collateral associated with the Senior Debt.

(e)    The Subordinate Lenders agree that the Senior Lender may consent to the use of cash collateral or provide (or consent to any other Person providing) financing to the Borrower (or trustee) on such terms and conditions and in such amounts as the Senior Lender, in its sole discretion, may decide and, in connection therewith, the Borrower (or trustee) may grant to the Senior Lender (or such other Person providing financing) liens and security interests upon all of its property, which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by the Senior Lender (or such other Persons providing financing) during the Proceeding, all of which shall be on commercially reasonable terms and (ii) shall be superior in priority to the liens and security interests, if any, in favor of the Subordinate Lenders on the property of the Borrower. If the Senior Lender objects to any motion by the Borrower (or trustee) for use of cash collateral or to incur financing in a Proceeding, then, upon the Senior Lender's written request, the Subordinate Lenders will not support such opposition to the Senior Lender’s objection, provided, however, that such written request is based upon commercially reasonable grounds. The Subordinate Lenders agree that they will not object to or oppose, and will consent to, a sale process, sale or other disposition of any property securing all of any part of the Senior Debt free and clear of security interests, liens or other claims of the Subordinate Lenders under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Lender have consented to such sale or disposition (and, if requested by Senior Lender in writing, the Subordinate Lenders will object to any such sale or other disposition). The Subordinate Lenders shall not, directly or indirectly, seek to provide any financing in any Proceeding secured by liens equal or senior to the liens securing the Senior Debt without the Senior Lender's prior written consent, which consent shall not be unreasonably withheld. The Subordinate Lenders agree not to assert any rights under Sections 362, 363 or 364 of the Bankruptcy Code with respect to the property of the Borrower, except any rights they may have to adequate protection of their interest in any property of the Borrower in any Proceeding. Any claim of the Subordinate Lenders arising during a Proceeding, including a claim under Section 507(b) of the Bankruptcy Code, shall constitute a claim under this Agreement. The Subordinate Lenders waive any claim they may now or hereafter have arising out of the Senior Lender’ election, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by the Borrower, as debtor in possession, provided, however, that all such actions taken by the Senior Lender . The Subordinate Lenders further agree that they will not seek to participate on any creditor’s committee without the Senior Lender's prior written consent, which consent shall not be unreasonably withheld.

(f)     The Senior Debt shall continue to be treated as the Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Lender and the Subordinate Lenders even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

(g)   The parties acknowledge and agree that (i) the claims and interests of the Senior Lender under the Senior Debt Documents are substantially different from the claims and interests of the Subordinate Lenders under the Subordinate Debt Documents and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code.

(h)   It is acknowledged and agreed that this Agreement shall constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code.

2.3	Debt Payment Restrictions.

(a)    The Borrower hereby agrees that it may not make, and the Subordinate Lenders hereby agree that they will not accept, any Distribution with respect to the Subordinate Debt except as provided in this Agreement. Further, the Subordinate Lenders shall not accept any Distribution if they know that, either at the time of such payment or after giving effect thereto a Senior Debt Default exists and such Senior Debt Default shall not have been cured or waived.

(b)   The Borrower shall pay the Senior Debt and Subordinate Debt only in the following manner:

(i)             Borrower shall pay 35% of Borrower’s Net Profits to the Senior Debt until the Senior Debt is Paid in Full.

(ii)             Until the Senior Lender has received the License Fee under the License Agreement, Borrower shall pay 65% of Borrower’s Net Profits to the Senior Lender.

(iii)            After the Borrower has paid the License Fee under the License Agreement in full, Borrower shall pay 35% of its Net Profits to the Senior Debt and 65% of its Net Profits to the Subordinate Debt.

(iv)             After the Senior Debt is Paid in Full, if the Subordinate Debt remains outstanding, Borrower shall pay 35% of Borrower’s Net Profits to the Senior Lender pursuant to the License Agreement.

(v)             After the date of Closing, as that term is defined in the MIPA, Borrower shall pay 35% of its Net Profits to the Senior Debt and 65% of its Net Profits to the Subordinate Debt.

(vi)             Notwithstanding anything to the contrary in this Agreement, if Borrower has insufficient funds to pay the Senior Debt and the Subordinate Debt, Borrower shall first pay its debt service to CWI before making the Distributions specified in this Section 2.3(b).

(vii)             If Closing, as that term is defined in the MIPA, does not occur, Borrower shall pay the Senior Debt and the Subordinate debt in the ordinary course pursuant to the Senior Debt Documents and Subordinate Debt Documents, notwithstanding this Section 2.3(b), and this Agreement will otherwise remain in full force and effect.

(c)    No Senior Debt Default shall be deemed to have been waived for purposes of this Section 2.3 unless and until the Borrower shall have received a written waiver from the Senior Lender.

(d)   If the Subordinate Lenders are prohibited from taking an act, or seeking or receiving a payment herein, or enforcing their rights, all terms, conditions and agreements herein apply to all guaranty agreements that relate to guaranty the payment and/or performance of any obligation or agreement in the Subordinate Debt Documents.

(e)    Until the Senior Debt is Paid in Full, the Subordinate Lenders shall not, without the prior written consent of Senior Lender, which consent shall not be unreasonably withheld, take any Enforcement Action with respect to any Subordinate Debt Document. Notwithstanding the foregoing, subject to the provisions of this Article 2, the Subordinate Lenders may file proofs of claim against the Borrower in any Proceeding involving the Borrower.

2.4              Incorrect Payments. If any Distribution on account of the Subordinate Debt not permitted to be made by the Borrower or accepted by the Subordinate Lenders under this Agreement, is made and received by the Subordinate Lenders, such Distribution shall be held in trust for the benefit of, and immediately paid over to Senior Lender, with any necessary endorsement, for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is Paid in Full. The Senior Lender is hereby authorized to make any such endorsements as agent for each of the Subordinate Lenders. This authorization is coupled with an interest and is irrevocable.

2.5              Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release Liens; Agreement to Provide Collateral Notice.

(a)    Until the Senior Debt has been Paid in Full, any liens and security interests of the Subordinate Lenders in any property of the Borrower shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the Senior Lender in such property, regardless of the time, manner or order of perfection of any such liens and security interests, and the Senior Lender is hereby authorized by the Subordinate Lenders to file, at the sole cost and expense of the Borrower, such UCC financing statement amendments as may be reasonably desired by the Senior Lender to reflect the priorities established herein.

(b)   Except as expressly set forth to the contrary in this Agreement, The Subordinate Lenders agree that they will not at any time, including without limitation in connection with any Proceeding, contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, the liens and security interests of the Senior Lender in any property of the Borrower, or the Debt Priority

(c)    In the event that the Senior Lender releases or agrees to release any of its liens or security interests in any property of the Borrower in connection with the sale or other disposition thereof, or any property of the Borrower is sold or retained pursuant to a foreclosure or similar action, (i) the Senior Lender shall be deemed authorized by the Subordinate Lenders to file UCC termination statements in respect of the liens and security interests in favor of the Subordinate Lenders with respect to such property, (ii) the Subordinate Lenders shall be deemed to have consented to such sale or other disposition under the provisions of the Subordinate Debt Documents, free and clear of any liens or security interests in favor of the Subordinate Lenders and (iii) the Subordinate Lenders shall promptly execute and deliver to the Senior Lender such releases and terminations as the Senior Lender shall reasonably request to effect the release of the liens and security interests of the Subordinate Lenders in such property, provided, however, that such sale or other disposition is based on commercially reasonable grounds. In furtherance of the foregoing, the Subordinate Lenders hereby irrevocably appoint the Senior Lender their attorney-in-fact, with full authority in the place and stead of the Subordinate Lenders and in the name of the Subordinate Lenders or otherwise, to execute and deliver any document or instrument which the Subordinate Lenders may be required to deliver pursuant to this Section 2.5.

(d)   Proceeds of any property of the Borrower include insurance proceeds, and therefore, anything contained in the Subordinate Debt Documents to the contrary notwithstanding, the priorities set forth in this Agreement govern the ultimate disposition of insurance proceeds. Until the Senior Debt has been Paid in Full, the Senior Lender shall have the sole and exclusive right, as against the Subordinate Lenders, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of such property. All proceeds of such insurance shall inure to the Senior Lender, to the extent of the Senior Debt, and the Subordinate Lenders shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the Senior Lender (or any representative thereof). In the event the requisite holders of the Senior Debt (or any representative thereof), in their or its sole discretion or pursuant to agreement with the Borrower, permits the Borrower to utilize the proceeds of insurance to replace any applicable property of Borrower, the consent of the holders of the Senior Debt (or any representative thereof) shall be deemed to include the consent of the Subordinate Lenders.

(e)    The Borrower agrees to provide the Senior Lender and Subordinate Lenders prompt written notice of Borrower entering into any Subordinate Debt Document following the date hereof, which Subordinate Debt Document (or the agreements and documents contemplated thereby) provides for the granting of liens or security interests by any Person to secure all or any portion of the Subordinate Debt.

2.6	Sale, Transfer or other Disposition of the Subordinate Debt.

(a)    The Subordinate Lenders shall not sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinate Debt or any Subordinate Debt Document: (i) without giving prior written notice of such action to the Senior Lender, and (ii) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to the Senior Lender an agreement substantially identical to this Agreement, providing for the continued subordination of the Subordinate Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of the Senior Lender and the Senior Lender arising under this Agreement or otherwise be bound to this Agreement as a Subordinate Lender.

(b)   Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement or otherwise agree to be bound to this Agreement as a Subordinate Lender, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinate Debt Documents, and the terms of this Agreement shall be binding upon the successors and assigns of any Subordinate Lender, as provided in Section 6.5 hereof.

2.7              Application of Proceeds from Sale or other Disposition of Borrower’s Property. Subject to the provisions of this Article II, in the event of any sale, transfer or other disposition (including a casualty loss or taking through eminent domain or expropriation) of any property of the Borrower, the proceeds resulting therefrom (including insurance proceeds) shall be applied in accordance with the terms of the Senior Debt Documents or as otherwise consented to by the Senior Lender until such time as the Senior Debt in Paid in Full.

2.8              DPW UCC-3 Termination Statement and UCC Financing Statements Concurrently with the execution of the Agreement, DPW shall file a UCC-3 Termination Statement with the Colorado Secretary of State in relation to the DPW UCC Financing Statement. Immediately thereafter, Senior Lender shall file a UCC Financing Statement with the Colorado Secretary of State in relation to the Senior Debt, specifying Borrower as the Debtor and Senior Lender as the Secured Party. Each Subordinate Lender may file a UCC financing statement thereafter, provided that such UCC financing statements preserve and recite the Debt Priority.

2.9              In the event of a Senior Debt Default or Subordinate Debt Default, Neil Demers shall be deemed to have resigned as CEO of Borrower.

ARTICLE III MODIFICATIONS

3.1              Modifications to the Senior Debt Documents. Subject to the terms of the Senior Debt Documents, the Senior Lender may at any time and from time to time, with the written consent of Borrower, without the consent of or notice to the Subordinate Lenders, without incurring liability to the Subordinate Lenders and without impairing or releasing the obligations of the Subordinate Lenders under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend, restate, or otherwise modify in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt.

3.2              Modifications to the Subordinate Debt Documents. Until the Senior Debt has been Paid in Full, and notwithstanding anything to the contrary contained in the Subordinate Debt Documents, the Subordinate Lenders shall not, without the prior written consent of the Senior Lender and Borrower, agree to any amendment, modification or supplement to the Subordinate Debt Documents the effect of which is to (a) increase the maximum principal amount of the Subordinate Debt, (b) increase the rate of interest on any of the Subordinate Debt, (c) accelerate the dates upon which payments of principal or interest on the Subordinate Debt are due or terms upon which interest is required to be paid, (d) change or add any event of default or any covenant with respect to the Subordinate Debt, (e) change any redemption or prepayment provisions of the Subordinate Debt, (f) alter the subordination provisions with respect to the Subordinate Debt, including, without limitation, subordinating the Subordinate Debt to any other indebtedness, or (g) change or amend any other term of the Subordinate Debt Documents if such change or amendment would result in a Senior Debt Default, increase the obligations of the Borrower or confer additional material rights on the Subordinate Lenders or any other holder of the Subordinate Debt in a manner adverse to the Borrower or Senior Lender.

ARTICLE IV

WAIVER OF CERTAIN RIGHTS BY SUBORDINATE LENDERS

4.1              Waiver of Acceptance. The Subordinate Lenders hereby waive all notice of the acceptance by the Senior Lender of the subordination and other provisions of this Agreement and all the notices not specifically required pursuant to the terms of this Agreement or under the Uniform Commercial Code in connection with foreclosure on or sale of all or any portion of any property of the Borrower, and the Subordinate Lenders expressly consent to reliance by the Senior Lender upon the subordination and other agreements as herein provided. Notwithstanding anything to the contrary herein, the Senior Lender shall provide notice of foreclosure on or sale of any or all property of the Borrower to the Subordinate Lenders when such foreclosure or sale shall be deemed to materially affect the Subordinate Lenders’ interests.

4.2              Marshaling. The Subordinate Lenders hereby waive any rights they may have under applicable law to assert the doctrine of marshaling or to otherwise require the Senior Lender to marshal any property of the Borrower for the benefit of the Subordinate Lenders.

4.3              Rights Relating to the Senior Lender’s Actions with respect to the Borrower’s Property. Provided that all of the following actions or measures taken or to be taken in this Section 4.3 are in full compliance with the terms and provisions of this Agreement and undertaken upon a commercially reasonable basis, the Subordinate Lenders hereby waive, to the extent permitted by applicable law, any rights which it may have (a) to enjoin or otherwise obtain a judicial or administrative order preventing the Senior Lender from taking, or refraining from taking, any action with respect to all or any part of the property of the Borrower and (b) to affect the method or challenge the appropriateness of any action by the Senior Lender. Without limitation of the foregoing, the Subordinate Lenders hereby agree (a) that they have no right to direct or object to the manner in which the Senior Lender applies the proceeds of any property of the Borrower resulting from the exercise by the Senior Lender of rights and remedies under the Senior Debt Documents to the Senior Debt and (b) that the Senior Lender has not assumed any obligation to act as the agent for the Subordinate Lenders with respect to any property of the Borrower. Subject to this Agreement, the Subordinate Lenders hereby waive any and all rights of redemption with respect to any property of the Borrower, and agree that the Senior Lender may deal with any property of the Borrower as if the Subordinate Lenders held no lien on or security in such property. The Senior Lender shall not have any liability to the Subordinate Lenders for any claims and liabilities at any time arising with respect to any property of the Borrower in its possession.

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1              Representations and Warranties of the Subordinate Lenders. To induce the Senior Lender to execute and deliver this Agreement, the Subordinate Lenders hereby represent and warrant to the Senior Lender that as of the date hereof: (a) each Subordinate Lender is an organization duly formed and validly existing under the laws of its jurisdiction of formation; (b) each Subordinate Lender has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by any Subordinate Lender will not violate or conflict with the organizational documents of such Subordinate Lender, any material agreement binding upon such Subordinate Lender or any law, regulation or order or require any consent or approval which has not been obtained; (d) this Agreement is the legal, valid and binding obligation of each Subordinate Lender, enforceable against each Subordinate Lender in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles; and (e) the Subordinate Lenders, collectively, are the sole owner, beneficially and of record, of the Subordinate Debt Documents and the Subordinate Debt.

5.2              Representations and Warranties of the Senior Lender. To induce the Subordinate Lenders to execute and deliver this Agreement, the Senior Lender hereby represents and warrants to the Subordinate Lenders that as of the date hereof: (a) the Senior Lender has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by the Senior Lender will not violate or conflict with the organizational documents of the Senior Lender, any material agreement binding upon the Senior Lender or any law, regulation or order or require any consent or approval which has not been obtained; and (c) this Agreement is the legal, valid and binding obligation of the Senior Lender, enforceable against the Senior Lender in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles.

5.3              Representations and Warranties of the Borrower. To induce the Senior Lender and the Subordinate Lenders to execute and deliver this Agreement, the Borrower hereby represents and warrants to the Senior Lender and the Subordinate Lenders that as of the date hereof: (a) the Borrower has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (b) the execution of this Agreement by the Borrower will not violate or conflict with the organizational documents of the Borrower, any material agreement binding upon the Borrower or any law, regulation or order or require any consent or approval which has not been obtained; and (c) this Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles.

ARTICLE VI MISCELLANEOUS

6.1              Subrogation. Subject to this Agreement, the Subordinate Lenders shall be subrogated to the extent of any Distributions made by the Borrower to the Senior Lender on behalf of the Subordinate Lenders, or otherwise applied to payment of such Senior Debt solely by reason of the provisions of this Agreement, to any rights of the Senior Lender to receive payments and distributions of cash, securities and other property applicable to the Senior Debt, if any, until the Subordinate Debt shall have been paid in full. For purposes of such subrogation, no payments or distributions to the Senior Lender of any cash, securities or other property to which the Subordinate Lenders would have been entitled, except for the provisions of this Agreement, and no payments pursuant to the provisions of this Agreement to the Senior Lender on behalf of the Senior Lender by the Subordinate Lenders, shall be deemed to be a payment or distribution by the Borrower to or on account of the Senior Debt, it being understood and agreed that the provisions of this Agreement are solely for the purpose of defining the relative rights of the Senior Lender on the one hand, and the Subordinate Lenders on the other hand.

6.2              Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

6.3              Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

6.4              Notices. Any notice or communication to be given under the terms of this Agreement shall be in writing and shall be personally delivered or sent by e-mail, overnight delivery, or registered or certified mail, return receipt requested, to the addresses provided below:

If to the Senior Lender:	Cookies Retail LLC

4675 McArthur Court, Floor 15 New Port,

California 92660

ATTN: Ryan Johnson and Brandon Johnson

e-mail: ryan@cookiesre.com; bj@cookiesre.com

with copies to:	Vicente Sederberg LLP 455 Sherman St., Suite 390

Denver, Colorado 80203

ATTN: Charles S. Alovisetti, Esq.

e-mail: charlie@vicentesederberg.com

If to the Borrower:	E2T2, LLC

2057 S Broadway

Denver, CO 80210

ATTN: Neil Demers

e-mail: npdemers@gmail.com

With copies to:	McAllister Garfield, P.C. 501 S. Cherry St., Ste. 480

Denver, Colorado 80246

ATTN: Daniel J. Garfield, Esq.

e-mail: dgarfield@mcallistergarfield.com

If to CWI:	Colorado Wellness, Inc.

1248 S Eaton St Lakewood,

CO 80232

ATTN: Alex Arguello

e-mail: al3xg@aol.com

With copies to:	Rachael Z. Ardanuy, P.C.

3570 E. 12th Ave.

Denver, CO 80206

ATTN: Rachael Z. Ardanuy, Esq.

e-mail: rachael@rzalegal.com

If to DPW:	Diego Pellicer Worldwide, Inc. 6160 Plumas Street, Suite 100

Reno, NV 89519

ATTN: Nello Gonfantini

e-mail: nello@diego-pellicer.com

With copies to:	Joseph Tomasek, Esq.

74 Linden Avenue

Verona, NJ 07044

ATTN: Joseph Tomasek, Esq.

e-mail: jtoma4368@aol.com

If to RAM:	Royal Asset Management, LLC 2949 W Alameda Ave

Denver,

CO 80219

ATTN: Neil Demers

e-mail: npdemers@gmail.com

With copies to:	McAllister Garfield, P.C. 501 S. Cherry St., Ste. 480

Denver, Colorado 80246

ATTN: Daniel J. Garfield, Esq.

e-mail: dgarfield@mcallistergarfield.com

6.5              Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of the Senior Lender, each Subordinate Lender and the Borrower. To the extent permitted under the Senior Debt Documents, the Senior Lender may, from time to time, without notice to the Subordinate Lenders, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain the Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

6.6              Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and supersedes any prior understandings or agreements between the Parties with respect to the subjects hereof.

6.7              Relative Rights. This Agreement shall define the relative rights of the Senior Lender and the Subordinate Lenders. Nothing in this Agreement shall (a) impair, as among the Borrower and the Senior Lender and as between the Borrower and the Subordinate Lenders, the obligation of the Borrower with respect to the payment of the Senior Debt and the Subordinate Debt in accordance with their respective terms, or (b) affect the relative rights of the Senior Lender or the Subordinate Lenders with respect to any other creditors of the Borrower. The terms of this Agreement shall govern even if all or any part of the Senior Debt or the liens or security interests in favor of the Senior Lender are avoided, disallowed, unperfected, set aside or otherwise invalidated in any judicial proceeding or otherwise.

6.8              Conflict. If there is any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinate Debt Documents or the Senior Debt Documents, the provisions of this Agreement shall control and govern.

6.9              Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated herein are consummated as originally contemplated to the greatest extent possible.

6.10          Continuation of Subordination; Termination of Agreement. This Agreement shall remain in full force and effect until Payment in Full of both the Senior Debt and Subordinate Debt, after which this Agreement shall terminate without further action on the part of the parties hereto.

6.11          Perfection Agent. The Senior Lender and the Subordinate Lenders each agree that solely with respect to any property of the Borrower in which a security interest may only be perfected by title, possession or "control", such party shall serve as the contractual representative agent of the other party solely for purposes of perfecting (to the extent not otherwise perfected) the liens in favor of the Subordinate Lenders or liens in favor of the Senior Lender, as applicable, subject in all events to the relative priorities established pursuant to this Agreement and to the limitations set forth in this Agreement with respect to such party’s liabilities, duties and obligations. Without limiting the generality of the foregoing, each party shall be deemed to be an agent of the other party solely for purposes of perfection under the relevant Uniform Commercial Code and shall not incur any liabilities, fiduciary duties or obligations whatsoever to the other party due to the provisions of this Section 6.11. Promptly following the Payment in Full of the Senior Debt, the Senior Lender shall, (x) deliver the remainder of such property of the Borrower, if any, in its possession to the designee of the Subordinate Lenders, subject to Section 2.1(b), and (y) deliver any certificates of title held by it in respect of such property (such as motor vehicle titles) and assign the liens of the Senior Lender on any such certificates of title, without representation, warranty or recourse, in each case except as may otherwise be required by applicable law or court order.

6.12          Waiver. Any waiver of compliance with any obligation, covenant, agreement, provision, or condition of this Agreement or consent pursuant to this Agreement shall not be effective unless evidenced by an instrument in writing executed by the Party to be charged. Any waiver of compliance with any such obligation, covenant, agreement, provision, or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance herewith.

6.13          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement

6.14          Governing Law. This Agreement and all related documents and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado.

6.15          Dispute Resolution. In the event of any dispute, claim or controversy arising out of or relating to this Agreement, the Parties shall first attempt in good faith to resolve their dispute through in-person negotiation between authorized representatives of each of the Parties with authority to settle the relevant dispute. Any Party may commence this negotiation by delivering written notice to the other Parties pursuant to the terms outlined in this Agreement. The Parties may agree to engage the services of a jointly agreed-upon mediator to facilitate this in-person meeting, in which case they agree to share equally in the costs of the mediation. If the dispute cannot be settled amicably within fourteen (14) days of delivery of written notice or the in-person meeting of authorized representatives, whichever comes later, then the dispute shall be resolved by binding arbitration as provided in Section 6.16.

6.16          Binding Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including any determination of the scope or applicability of this Section 6.16, shall be finally settled by arbitration and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall share the costs of the arbitration equally, unless otherwise provided for by the terms of this Agreement. The arbitration will be conducted in the English language, in the city Denver, Colorado by a single arbitrator jointly selected by the Parties. If the Parties are unable to agree upon an arbitrator within thirty (30) days of delivery of the notice of arbitration, the Parties agree to use the Judicial Arbiter Group as an appointing authority. The arbitrator shall have the power to grant legal and equitable remedies, but they shall not grant punitive damages. To the extent federal and state law conflict as regards to this contract, state law shall apply. Except as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all of the Parties. The arbitrator shall issue an award in this dispute within one year of their appointment. The award shall be final and binding upon all Parties as from the date rendered and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. THE PARTIES ACKNOWLEDGE THAT THE PARTIES ARE IRREVOCABLY WAIVING THE RIGHT TO A TRIAL IN COURT, INCLUDING A TRIAL BY JURY AND THAT ALL RIGHTS AND REMEDIES WILL BE DETERMINED BY AN ARBITRATOR AND NOT BY A JUDGE OR JURY.

6.17          Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

6.18          U.S. Federal Marijuana Laws. The Parties agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any U.S. Federal Marijuana Laws. No Party shall have any right of rescission or amendment arising out of or relating to any non-compliance with U.S. Federal Marijuana Laws unless such non-compliance also constitutes a violation of applicable law, and no Party shall seek to enforce the provisions hereof in federal court.

[SIGNATURE PAGE FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Senior Lender	CWI

COOKIES RETAIL LLC	COLORADO WELLNESS, INC,

By: /s/ Brandon Johnson Brandon Johnson Title: Manager	By: /s/ Alex Arguello Alex Arguello Title: President

Borrower	DPW

E2T2, LLC	DIEGO PELLICER WORLDWIDE, INC,

By: /s/ Neil Demers Neil Demers Title: Manager	By: /s/ Nello Gonfantini Nello Gonfantini Title: Director

RAM

ROYAL ASSET MANAGEMENT, LLC

By: /s/ Neil Demers Neil Demers
Title: Managing Member

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